As filed with the Securities and Exchange Commission on February 6, 2009

                                                     REGISTRATION NO. 333-

===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -----------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     ENERGY SERVICES OF AMERICA CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                          20-4606266
   (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                               100 Industrial Lane
                      Huntington, West Virginia 25702-9694
                                 (304) 528-2791
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                              Marshall T. Reynolds
                            Chairman of the Board and
                             Chief Executive Officer
                     Energy Services of America Corporation
                               100 Industrial Lane
                      Huntington, West Virginia 25702-9694
                                 (304) 528-2791
                            (304) 528-2762--Facsimile
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                                Alan Schick, Esq.
                               Marc P. Levy, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015
                                 (202) 274-2000
                            (202) 362-2902--Facsimile
                           --------------------------

        Approximate date of commencement of proposed sale to the public:
               From time to time after the effective date of this
                            Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

     Large accelerated filer |_|                Accelerated filer |_|

     Non-accelerated filer |_|                  Smaller reporting company |X|
     (Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
 Title of each class of    Amount to be        Proposed maximum          Proposed maximum       Amount of registration fee
       securities          registered (1)           offering                 aggregate
    to be registered                          price per share            offering price
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        2,150,000                  $ 3.525(3)              $ 7,578,750                         $302
   $0.0001 per share (2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
   $0.0001 per share (4)       2,964,763                  $ 3.525(3)              $10,450,790                         $417
----------------------------------------------------------------------------------------------------------------------------
Warrants to purchase           3,076,923                  $ 0.49(3)               $ 1,507,692                          $60
   Common stock, par
   value $0.0001 per
   share, issued in a
   private placement
   offering (6)
----------------------------------------------------------------------------------------------------------------------------
Common stock, par value        3,076,923                  $ 5.00(5)               $15,384,615                         $605
   $0.0001 per share, to
   be issued upon
   exercise of
   fixed-price warrants,
   (7)
----------------------------------------------------------------------------------------------------------------------------
         Total                                                                    $33,414,155                       $1,384
============================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Registrant's common stock as reported on the New York Stock Exchange Alternext U.S. on February 3, 2009.

(4) Represents shares of the Registrant's common stock being registered for resale that have been issued to the former stockholders of C.J. Hughes Construction Company, Inc.

(5) Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price of the security.

(6) Represents warrants to purchase shares of Registrant's common stock being registered for resale were issued to the selling stockholders in a private placement offering.

(7) Represents shares of Registrant's common stock being registered for resale that are issuable upon the exercise of warrants to the selling stockholders in a private placement offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated February 6, 2009

                                   PROSPECTUS

                     Energy Services of America Corporation

                        5,114,763 Shares of Common Stock
              3,076,923 Warrants to Purchase Shares of Common Stock 3,076,923 Shares of Common Stock Underlying Warrants

     This prospectus relates to the resale from time to time by the Selling Stockholders of Energy Services of America Corporation (described in the section entitled "Selling Stockholders" on page 10 of this prospectus) of up to 8,191,686 shares of our common stock, par value $0.0001 per share, including (i) 2,150,000 shares of our common stock issued to the Selling Stockholders pursuant to the Registration Rights Agreement, dated as of September 6, 2006 (which we refer to as the "Registration Rights Agreement"), (ii) 2,964,763 shares of our common stock issued to the former stockholders of C.J. Hughes Construction Company, Inc., (iii) 3,076,923 shares of our common stock issuable upon exercise of warrants with a fixed exercise price of $5.00 per share issued pursuant to the Registration Rights Agreement (which we refer to as the "$5.00 warrants"). We are also registering for resale, 3,076,923 $5.00 warrants, from time to time by the Selling Stockholders.

     The Selling Stockholders may offer and sell, from time to time, in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices, all or any portion of such shares in amounts and on terms to be determined at the time of sale. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled "Plan of Distribution" on page 12 of this prospectus. We will not receive any of the proceeds from the resale of shares of our common stock by the Selling Stockholders.

     Our common stock is listed on the New York Stock Exchange Alternext U.S. (formerly known as the American Stock Exchange) under the symbol "ESA." Our units are listed on the New York Stock Exchange Alternext U.S. (formerly known as the American Stock Exchange) under the symbol "ESA.U." Our warrants are listed on the New York Stock Exchange Alternext U.S. (formerly known as the American Stock Exchange) under the symbol "ESA.WS." On February 3, 2009, the last reported sale prices per share of common stock, units and warrants on that exchange were $3.55, $4.45 and $0.49, respectively.

     Investing in our common stock involves certain risks. You should read the entire prospectus and any accompanying prospectus supplement carefully before you make your investment decision. See "Risk Factors" beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                          , 2009.

                                TABLE OF CONTENTS


SUMMARY.......................................................................1
RISK FACTORS..................................................................1
   INFORMATION ABOUT ST PIPELINE..............................................2
    INFORMATION ABOUT C.J. HUGHES.............................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................10
USE OF PROCEEDS..............................................................10
SELLING STOCKHOLDERS.........................................................10
PLAN OF DISTRIBUTION.........................................................12
DESCRIPTION OF SECURITIES TO BE REGISTERED...................................13
LEGAL MATTERS................................................................13
EXPERTS......................................................................14
WHERE YOU CAN FIND MORE INFORMATION..........................................14
INCORPORATION BY REFERENCE...................................................14
INDEX TO EXHIBITS............................................................20

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. Neither the Company nor the Selling Stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page and that information contained in any document incorporated by reference in this prospectus is only accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have subsequently changed.

     Unless specifically noted otherwise, as used throughout this prospectus, "the Company", "Energy Services of America Corporation", "we", "us" or "our" refers to the business of the combined company after the mergers with ST Pipeline, Inc. and C.J. Hughes Construction Company, Inc. (collectively, the "Mergers") and to the business of Energy Services of America Corporation prior to the Mergers. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. Whenever we refer to "you" or "yours", we mean the persons to whom offers are made under this prospectus.

                                     SUMMARY

Overview

     On September 6, 2006, we completed our initial public offering of 8,600,000 units. Each unit consists of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $51,600,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the public offering that were deposited into a trust fund were approximately $48,972,000.

     Until August 15, 2008, we operated as a blank check company. On August 15, 2008, we completed our acquisitions of ST Pipeline, Inc. and C.J. Hughes Construction Company, Inc. Each of ST Pipeline and C.J. Hughes are held as separate subsidiaries of Energy Services.

     In connection with the acquisitions of ST Pipeline and C.J. Hughes, we issued a $3 million note, issued 2,964,763 shares of our common stock at a value of approximately $16,999,951 and paid an aggregate of $33,216,496 in cash. Moreover, in connection with the completion of the acquisitions, shareholders elected to redeem 1,622,456 shares of our common stock at a cost of $9,730,936 in the aggregate. Consequently, at September 30, 2008, we had 12,092,307 shares issued and outstanding and no shares in treasury. At September 30, 2008, we had consolidated assets of $133,699,816 and cash on hand of $13,811,661. Because we completed our acquisitions in the eleventh month of our fiscal year and hold each of ST Pipeline and C.J. Hughes as separate subsidiaries, we are describing our business separately for each of ST Pipeline and C.J. Hughes.

                                  RISK FACTORS

The loss of key executives could adversely affect our ability to operate.

     Our operations are dependent upon a relatively small group of key executives consisting of Marshall T. Reynolds, our Chairman and Chief Executive Officer, and Edsel R. Burns, our President. We believe that our success depends on the continued service of our executive management team. Although we currently intend to retain our existing management, we cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of our current executives. The unexpected loss of the services of one or more of these executives could have a detrimental effect on us.

Our initial stockholders, including our officers and directors, control a substantial interest in us and this may influence certain actions requiring a stockholder vote.

     Our initial stockholders (including all of our officers and directors) collectively own approximately 50.4% of our issued and outstanding shares of common stock (including shares underlying warrants that are currently exerciseable). Since the Officers and Directors own a significant portion of the shares outstanding, they have a significant influence over any items that might require a shareholder vote.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination using our common stock as consideration.

     In connection with our initial public offering and the private placement, as part of the units, we issued warrants to purchase 20,276,923 shares of common stock. We also issued an option to purchase up to 450,000 units to Ferris, Baker Watts, Incorporated, which, if exercised, will result in the issuance of an additional 900,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and the option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of any shares issued to complete the business combination. Accordingly, our warrants and the option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and the option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and the option are exercised, you may experience dilution to your holdings.

If our initial stockholders exercise their registration rights pursuant to this registration statement, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

     Our initial stockholders have requested that we register the resale of the 2,150,000 shares of common stock they acquired prior to our initial public offering and six of our directors have requested us to register for resale of the shares of common stock underlying the 3,076,923 warrants they purchased in the private placement at any time. If our initial stockholders exercise their registration rights with respect to all of their initial shares of common stock as well as have the securities underlying their warrants registered, then there will be an additional 5,226,923 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

Our operating companies are subject to the business cycles of their customers and accordingly downturns in the cycles for any of the customers could result in lower performance

     Our operating companies rely on the various projects put out for bid by their customers. Accordingly, should there be a downturn in their business or their abilities to finance projects, it could have a negative affect on the performance of the operating companies and therefore Energy Services.

INFORMATION ABOUT ST PIPELINE

Business Overview

     ST Pipeline, Inc. was organized in 1990 as a corporation under the laws of the State of West Virginia and is engaged in the construction, replacement and repair of natural gas transmission pipelines for utility companies and private natural gas companies. The majority of ST Pipeline's customers are located in West Virginia and the surrounding Mid-Atlantic states. ST Pipeline builds, but does not own natural gas pipelines for its customers that are part of both interstate and intrastate pipeline systems that move natural gas from producing regions to consumption regions. ST Pipeline is involved in the construction of both interstate and intrastate pipelines, with an emphasis on the latter. ST Pipeline also constructs storage facilities for its natural gas customers. ST Pipeline's other services include liquid pipeline construction, pump station construction, production facility construction and other services related to pipeline construction. Since 2002, ST Pipeline has completed over 225 miles of pipeline, with its longest project consisting of 69 miles of pipeline. ST
Pipeline is not directly involved in the exploration, transportation or refinement of natural gas.

     Set forth below is information regarding the sales, assets and operating income of ST Pipeline's business.

                                                                                           Year Ended December 31,
                                       September 30, 2008 (1)     August 15, 2008 (2)             2007 (3)
                                      -----------------------   ---------------------     ------------------------
Sales                                 $        8,869,656        $       37,410,877        $      100,385,098
Operating Income                      $        2,097,421        $        5,738,257        $       27,889,843
Assets                                $       41,602,375        $       29,343,368        $       33,413,342

     ----------------
(1)  Information  is as of and for the period  August 15 through  September  30,
     2008
(2)  Information is as of and for the period January 1 through August 15, 2008
(3)  Information is as of and for the year ended December 31, 2007

     During 2007, ST Pipeline's largest current project consisted of a 69 mile pipeline construction and installation project for Equitrans in Kentucky. This project comprised 92% of 2007 revenue and was substantially complete in January 2008. For 2008, the Company has focused on several smaller jobs rather than the one large job in 2007.

     Our services include the removal of and/or repair of existing pipelines, installation of new pipelines, construction of pump stations, site work for pipelines and various other services relating to pipelines.

     ST Pipeline is subject to extensive state and federal regulation, particularly in the areas of the siting and construction of new pipelines. The work performed by ST Pipeline on many projects relates to lines that are regulated by the US Department of Transportation and therefore the work must be performed within the rules and guidelines of the US Department of Transportation. In addition, work at the various sites must comply with all environmental laws, whether it be federal, state or local.

Customers and Marketing

     ST Pipeline customers include Equitable Resources and various of its subsidiaries, Nisource/Columbia Gas Transmission, Nisource/Columbia Gas of Ohio and Dominion Resources. During the nine months ended September 30, 2008 and the year ended December 31, 2007, Equitable Resources/ Equitrans was ST Pipeline's largest customer, accounting for approximately 99% and 92% of total revenues, respectively. There can be no assurance that Equitable Resources/ Equitrans or any of ST Pipeline's other principal customers will continue to employ ST Pipeline's services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on ST Pipeline's financial condition and results of operations. However, due to the nature of ST Pipeline's operations, the major customers and sources of revenues may change from year to year.

     ST Pipeline's sales force consists of industry professionals with significant relevant sales experience who utilize industry contracts and available public data to determine how to most appropriately market ST Pipeline's line of products. We rely on direct contact between our sales force and our customers' engineering and contracting departments in order to obtain new business. Due to the occurrence of inclement weather during the winter months, the business of ST Pipeline, i.e., the construction of pipelines, is somewhat seasonal in that most of the work is performed during the non-winter months.

Backlog/New Business

     A company's backlog represents orders which have not yet been processed. At September 30, 2008, ST Pipeline had a backlog of work to be completed on contracts of $1.6 million. At December 31, 2007, ST Pipeline had a backlog of work to be completed on contracts of $5.4 million. Due to the timing of ST
Pipeline's construction contracts and the long-term nature of some of our projects, portions of our backlog may not be completed in the current fiscal year.

Types of Contracts

     ST Pipeline's contracts are usually awarded on a competitive and negotiated basis. While contracts may be of a lump sum for a project or one that is based upon time and materials, most of the work is bid based upon unit prices for various portions of the work with a total agreed-upon price based on estimated units. The actual revenues produced from the project will be dependent upon how accurate the customer estimates are as to the units of the various items.

Raw Materials and Suppliers

     The principal raw materials that ST Pipeline uses are metal plate, structural steel, pipe, fittings and selected engineering equipment such as pumps, valves and compressors. For the most part, the largest portion of these materials are supplied by the customer. The materials that ST Pipeline purchases would predominately be those of a consumable nature on the job, such as small tools and environmental supplies. We anticipate being able to obtain these materials for the foreseeable future.

Industry Factors

     ST Pipeline's revenues, cash flows and earnings are substantially dependent upon, and affected by, the level of natural gas exploration development activity and the levels of integrity work on existing pipelines. Such activity and the resulting level of demand for pipeline construction and related services are directly influenced by many factors over which ST Pipeline has no control. Such factors include, among others, the market prices of natural gas, market expectations about future prices, the volatility of such prices, the cost of producing and delivering natural gas, government regulations and trade restrictions, local and international political and economic conditions, the development of alternate energy sources and the long-term effects of worldwide energy conservation measures. Substantial uncertainty exists as to the future level of natural gas exploration and development activity.

     ST Pipeline cannot predict the future level of demand for its pipeline construction services, future conditions in the pipeline construction industry or future pipeline construction rates.

     ST  Pipeline   maintains   banking   relationships   with  three  financial
institutions and has lines of credit borrowing facilities with these institutions. After the close of the transaction with Energy Services, S.T.
Pipeline has paid off the existing lines of credit from operations and anticipates establishing new lines as part of Energy Services prior to the start of the 2009 construction season. While there is no reason to believe that such lines won't be established, any delays getting them established could create difficulties for ST Pipeline. ST Pipeline's facilities have been sufficient to provide ST Pipeline with the working capital necessary to complete their ongoing projects. At September 30, 2008, ST Pipeline had an irrevocable standby letter of credit in the amount of $950,542.

Competition

     The pipeline construction industry is a highly competitive business characterized by high capital and maintenance costs. Pipeline contracts are usually awarded through a competitive bid process and, while ST Pipeline believes that operators consider factors such as quality of service, type and location of equipment, or the ability to provide ancillary services, price and the ability to complete the project in a timely manner are the primary factors in determining which contractor is awarded a job. There are a number of regional and national competitors that offer services similar to ST Pipelines. Certain of ST Pipeline's competitors have greater financial and human resources than ST Pipeline, which may enable them to compete more efficiently on the basis of price and technology. ST Pipeline's largest competitors are Otis Eastern, LA Pipeline and Apex Pipeline.

Operating Hazards and Insurance

     ST Pipeline's operations are subject to many hazards inherent in the pipeline construction business, including, for example, operating equipment in mountainous terrain, people working in deep trenches and people working in close proximity to large equipment. These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or substantial damage to the environment, including damage to producing formations and surrounding areas. ST Pipeline seeks protection against certain of these risks through insurance, including property casualty insurance on its equipment, commercial general liability and commercial contract indemnity, commercial umbrella and workers' compensation insurance.

     ST Pipeline's insurance coverage for property damage to its equipment is based on ST Pipeline's estimate of the cost of comparable used equipment to replace the insured property. There is a deductible per occurrence on rigs and equipment of $10,000, except for underground occurrence which is $25,000 per occurrence and $2,500 for miscellaneous tools. ST Pipeline's third party liability insurance coverage under the general policy is $1.0 million per occurrence, $2.0 million in the aggregate with a self insured retention of $500,000 per occurrence. ST Pipeline's commercial umbrella policy coverage consists of $5.0 million primary umbrella insurance and $5.0 million second layer umbrella per occurrence. ST Pipeline believes that it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect ST Pipeline against liability for all consequences of well disasters, extensive fire damage or damage to the environment.

Government Regulation and Environmental Matters

     General. ST Pipeline's operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the natural gas industry, by changes in such laws and by changes in administrative regulations. Although significant capital expenditures may be required to comply with such laws and regulations, to date, such compliance costs have not had a material adverse effect on the earnings or competitive position of ST Pipeline. In addition, ST Pipeline's operations are vulnerable to risks arising from the numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

     Environmental Regulation. ST Pipeline's activities are subject to existing federal, state and local laws and regulations governing environmental quality, pollution control and the preservation of natural resources. Such laws and regulations concern, among other things, the containment, disposal and recycling of waste materials, and reporting of the storage, use or release of certain chemicals or hazardous substances. Numerous federal and state environmental laws regulate drilling activities and impose liability for discharges of waste or spills, including those in coastal areas. ST Pipeline has conducted pipeline construction in or near ecologically sensitive areas, such as wetlands and coastal environments, which are subject to additional regulatory requirements. State and federal legislation also provide special protections to animal and marine life that could be affected by ST Pipeline's activities. In general, under various applicable environmental programs, ST Pipeline may potentially be subject to regulatory enforcement action in the form of injunctions, cease and desist orders and administrative, civil and criminal penalties for violations of environmental laws. ST Pipeline may also be subject to liability for natural resource damages and other civil claims arising out of a pollution event. ST Pipeline would be responsible for any pollution event that was caused by its actions. It has insurance that it believes is adequate to cover any such occurrences.

     Environmental regulations that affect ST Pipeline's customers also have an indirect impact on ST Pipeline. Increasingly stringent environmental regulation of the natural gas industry has led to higher drilling costs and a more difficult and lengthy well permitting process.

     The primary environmental statutory and regulatory programs that affect ST Pipeline's operations include the following: Department of Transportation regulations, regulations set forth by agencies such as Federal Energy Regulatory Commission and various environmental agencies including state, federal and local government.

     Health And Safety Matters. ST Pipeline's facilities and operations are also governed by various other laws and regulations, including the federal Occupational Safety and Health Act, relating to worker health and workplace safety. As an example, the Occupational Safety and Health Administration has issued the Hazard Communication Standard. This standard applies to all private-sector employers, including the natural gas exploration and producing industry. The Hazard Communication Standard requires that employers assess their chemical hazards, obtain and maintain certain written descriptions of these hazards, develop a hazard communication program and train employees to work safely with the chemicals on site. Failure to comply with the requirements of the standard may result in administrative, civil and criminal penalties. ST Pipeline believes that appropriate precautions are taken to protect employees and others from harmful exposure to materials handled and managed at its facilities and that it operates in substantial compliance with all Occupational Safety and Health Act regulations. While it is not anticipated that ST Pipeline will be required in the near future to make material expenditures by reason of such health and safety laws and regulations, ST Pipeline is unable to predict the ultimate cost of compliance with these changing regulations.

Research and Development/Intellectual Property

     ST Pipeline has not made any material expenditures for research and development. ST Pipeline does not own any patents, trademarks or licenses.

Legal Proceedings

     ST Pipeline is not a party to any legal proceedings, other than in the ordinary course of business, that if decided in a manner adverse to ST Pipeline would be materially adverse to ST Pipeline's financial condition or results of operations.

Facilities and Other Property

     ST Pipeline operates from its main office at 5 Youngstown Drive, Clendenin, West Virginia. This property is leased at a cost of $5,000 per month. ST Pipeline believes that its properties are adequate to support its operations.

Employees

     As of September 30, 2008, ST Pipeline had approximately 269 employees, of which approximately 7 were salaried and approximately 262 were employed on an hourly basis. A number of ST Pipeline's employees are represented by trade unions represented by any collective bargaining unit. ST Pipeline's management believes that ST Pipeline's relationship with its employees is good.

     ST Pipeline may from time to time be involved in litigation arising in the ordinary course of business. At September 30, 2008, ST Pipeline was not involved in any material legal proceedings, the outcome of which would have a material adverse effect on its financial condition or results of operations.

INFORMATION ABOUT C.J. HUGHES

Business Overview

     C.J. Hughes Construction, Inc. was organized in 1946 as a corporation under the laws of West Virginia and is primarily engaged in the construction, replacement and repair of natural gas pipelines for utility companies and private natural gas companies. In addition, C.J. Hughes also engages in the installation of water and sewer lines and provides various maintenance and repair services for customers. The majority of C.J. Hughes' customers are located in West Virginia, Virginia, Ohio, Kentucky and North Carolina. C.J. Hughes builds, but does not own, natural gas pipelines for its customers that are part of both interstate and intrastate pipeline systems that move natural gas from producing regions to consumption regions as well as building and replacing gas line services to individual customers of the various utility companies. C.J. Hughes is involved in the construction of both interstate and intrastate pipelines, with an emphasis on the latter. C.J. Hughes also constructs storage facilities for its natural gas customers. C.J. Hughes' other services include liquid pipeline construction, pump station construction, production facility construction, water and sewer pipeline installations, and other services related to pipeline construction. At September 30, 2008, C.J. Hughes had 626 employees. Since 2002, C.J. Hughes has completed over 350 miles of pipeline, with its longest project consisting of 10 miles of 20-inch pipe. C.J. Hughes is not directly involved in the exploration, transportation or refinement of natural gas.

Acquisition of Nitro Electric

     In May 2007, C.J. Hughes acquired certain tangible and intangible assets of Nitro Electric Company LLC; primarily the fixed assets, employees and business franchise. No cash or accounts receivable were acquired and no liabilities were assumed. Nitro Electric has been in business since 1960. Nitro Electric's owners had made a business decision for various reasons to cease operations. Nitro Electric had not bid on new work for several months and was preparing for closure when approached by C.J. Hughes. Although the purchase of a business in this situation posed substantial risks of recapturing contracts and business viability, the management of C.J. Hughes, along with the retained management of Nitro Electric, not only was able to accomplish this, but was able to leverage new business from C.J. Hughes' customer base and from performing joint contracts with C.J. Hughes. Nitro Electric provides a full range of electrical contracting services to various industries. These services include substation and switchyard services, including site preparation, packaged buildings, dry and oil-filled transformer installations and other ancillary work with regards thereto. Nitro Electric also provides general electrical services such as underground, conduit/raceway, testing, cable installation, switchgear lineups as well as a full range of data and communication installation services such as fiber optics, attenuation and OTDR testing, cell/hub systems and various other electrical services to the industrial sector. Though Nitro Electric has numerous customers, its primary focus since becoming part of C.J. Hughes has been the completion of a large project for Hitachi America. That project in Council Bluffs, Iowa, was the largest project for Nitro Electric for 2007. For the year ended December 31, 2007, Nitro Electric's operations contributed $36.1 million of revenue to C.J. Hughes' total revenues. Unless otherwise stated, references to C.J. Hughes include Nitro Electric.

     Set forth below is information regarding the sales, assets and operating income of C.J. Hughes' business.

                                                                                           Year Ended December 31,
                                       September 30, 2008 (1)     August 15, 2008 (2)             2007 (3)
                                      -----------------------   ---------------------     -------------------------
Sales                                 $       19,648,032        $       79,217,380        $       75,305,234
Operating Income                      $        1,695,175        $          949,650        $        3,990,841
Assets                                $       95,241,942        $       48,457,603        $       27,248,499

------------------
(1) Information is as of and for the period August 15 through September 30, 2008.
(2)  Information is as of and for the period January 1 through August 15, 2008.
(3)  Information is as of and for the year ended December 31, 2007.

     At September 30, 2008, C.J. Hughes' largest project consists of a project for Markwest Energy to install several miles of various size pipe.

     C.J. Hughes is subject to extensive state and federal regulation, particularly in the areas of the siting and construction of new pipelines. The work performed by C.J. Hughes on many projects relates to lines that are regulated by the U.S. Department of Transportation and therefore the work must be performed within the rules and guidelines of the U.S. Department of Transportation. In addition, work at the various sites must comply with all Federal, state or local environmental laws.

Customers and Marketing

     C.J. Hughes customers include Equitable Resources and various of its subsidiaries, Nisource/Columbia Gas Transmission, Nisource/Columbia Gas of Ohio and Pennsylvania, Kentucky American Water, Marathon Ashland Petroleum LLC and various state, county and municipal public service districts. During the nine months ended September 30, 2008 and the year ended December 31, 2007, Columbia Gas of Ohio was C.J. Hughes' largest customer, accounting for approximately 20% of total revenues. Other customers who represented over 10% of revenues in 2007 included Marathon Ashland Petroleum LLC at 18% and Columbia Gas of Pennsylvania at 12%. There can be no assurance that Columbia Gas of Ohio or any of C.J. Hughes' other principal customers will continue to employ C.J. Hughes' services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on C.J. Hughes' financial condition and results of operations.

     C.J. Hughes' sales force consists of industry professionals with significant relevant sales and work experience who utilize industry contacts and available public data to determine how to most appropriately market C.J. Hughes' services. We rely on direct contact between our sales force and our customers' engineering and contracting departments in order to obtain new business. Due to the occurrence of inclement weather during the winter months, the business of C.J. Hughes (i.e., the construction of pipelines) is somewhat seasonal in that most of the work is performed during the non-winter months.

     Nitro Electric's customers include Hitachi of America, American Electric Power, Toyota and numerous other local companies. Due to the large job that was underway in 2007, Hitachi of America was the largest customer of Nitro Electric, accounting for approximately 63% of total revenues for the period that Nitro Electric was owned by C.J. Hughes (May through December). Other customers who represented over 10% of revenues of Nitro Electric included Toyota (18%) and American Electric Power (11%). While Nitro Electric had a large portion of its resources devoted to the Hitachi of America project in 2007, it is believed that there are many opportunities to widen the customer base. However, there can be no assurance that Hitachi of America's business will continue and in fact the above described project was completed in early 2008. Further, while it appears likely that most of Nitro Electric's other customers will continue to do business with Nitro Electric, no assurances can be given to that occurring.

     As with C.J. Hughes, the sales force for Nitro Electric consists of industry professionals with significant sales and work experience who utilize industry contacts and available public data to determine how to most appropriately market Nitro Electric's services. They rely on direct contact between their sales force and the customer's engineering and contracting departments in order to obtain new business. While inclement weather can have some effect on Nitro Electric's business, that effect is much less than the effect of inclement weather on C.J. Hughes.

Backlog/New Business

     A company's backlog represents orders or contracts which have not yet been completed. At September 30, 2008, C.J. Hughes had a backlog of work to be completed of $25.4 Million. At December 31, 2007, C.J. Hughes had a backlog of work to be completed on contracts of $54.2 million. At September 30, 2008, Nitro Electric had a backlog of approximately of $13.7 Million. At December 31, 2007, Nitro Electric had a backlog of approximately $16.4 million. Due to the timing of C.J. Hughes and Nitro Electric construction contracts and the long-term nature of some of our projects, portions of our backlog may not be completed in the current fiscal year.

Types of Contracts

     The contracts for C.J. Hughes are usually awarded on a competitive and negotiated basis. While contracts may be a lump sum for a project or one that is based upon time and materials, most of the work is bid based upon unit prices for various portions of the work. The actual revenues produced from the project will be dependent upon how accurate the customer estimates are as to the units of the various items.

Raw Materials and Suppliers

     The principal raw materials that we use are metal plate, structural steel, pipe, fittings and selected engineering equipment such as pumps, valves and compressors. For the most part, the largest portion of these materials are supplied by the customer. The materials that C.J. Hughes purchases would predominately be those of a consumable nature on the job, such as small tools and environmental supplies. These materials are available from a variety of suppliers. We anticipate being able to obtain these materials for the foreseeable future.

Industry Factors

     C.J. Hughes' revenues, cash flows and earnings are substantially dependent upon, and affected by, the level of natural gas exploration, development activity and the levels of integrity work on existing pipelines. Such activity and the resulting level of demand for pipeline construction and related services are directly influenced by many factors over which C.J. Hughes has no control. Such factors include, among others, the market prices of natural gas, market expectations about future prices, the volatility of such prices, the cost of producing and delivering natural gas, government regulations and trade restrictions, local and international political and economic conditions, the development of alternate energy sources and the long-term effects of worldwide energy conservation measures. Substantial uncertainty exists as to the future level of natural gas exploration and development activity.

     C.J. Hughes cannot predict the future level of demand for its pipeline construction services, future conditions in the pipeline construction industry or future pipeline construction rates.

Competition

     The pipeline construction industry is a highly competitive business characterized by high capital and maintenance costs. Pipeline contracts are usually awarded through a competitive bid process and, while C.J. Hughes believes that operators consider factors such as quality of service, type and location of equipment, or the ability to provide ancillary services, price and the ability to complete the project in a timely manner are the primary factors in determining which contractor is awarded a job. There are a number of regional and national competitors that offer services similar to ours. Certain of C.J. Hughes' competitors have greater financial and human resources than C.J. Hughes, which may enable them to compete more effectively on the basis of price and technology. Our largest competitors are Otis Eastern, LA Pipeline and Apex Pipeline.

     The electrical contracting industry is also a highly competitive business, though the capital costs are less in that business and the primary costs are labor and supervision. Electrical contracts are usually awarded through a competitive bid process. While Nitro Electric believes that operators consider factors such as quality of service, type and location of equipment, or the ability to provide ancillary services, price and the ability to complete the project in a timely manner are the primary factors in determining which contractor is awarded a job. There are a number of regional and national competitors that offer services similar to ours. Certain of Nitro Electric's competitors have greater financial and human resources than Nitro Electric, which may enable them to compete more effectively on the basis of price and technology. The largest competitors for Nitro Electric are Green Electric and Summit Electric, Inc.

Operating Hazards and Insurance

     C.J. Hughes' operations are subject to many hazards inherent in the pipeline construction business, including, for example, operating equipment in mountainous terrain, people working in deep trenches and people working in close proximity to large equipment. These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or substantial damage to the environment, including damage to producing formations and surrounding areas. C.J. Hughes seeks protection against certain of these risks through insurance, including property casualty insurance on its equipment, commercial general liability and commercial contract indemnity, commercial umbrella and workers' compensation insurance.

     C.J. Hughes' and Nitro Electric's insurance coverage for property damage to its equipment is based on both companies' estimates of the cost of comparable used equipment to replace the insured property. There is a deductible per occurrence on equipment of $2,500. Third-party liability insurance coverage for both C.J. Hughes and Nitro Electric under the general policy is $1,000,000 per occurrence, with a self-insured retention of $0 per occurrence. The commercial umbrella policy has a self-insured retention of $10,000 per occurrence, with coverage of $10,000,000 per occurrence.

Government Regulation and Environmental Matters

     General. C.J. Hughes operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the natural gas industry, by changes in such laws and by changes in administrative regulations. Although significant capital expenditures may be required to comply with such laws and regulations, to date, such compliance costs have not had a material adverse effect on the earnings or competitive position of C.J. Hughes. In addition, C.J. Hughes' operations are vulnerable to risks arising from the numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

     Environmental Regulation. C.J. Hughes' and Nitro Electric's activities are subject to existing federal, state and local laws and regulations governing environmental quality, pollution control and the preservation of natural resources. Such laws and regulations concern, among other things, the containment, disposal and recycling of waste materials, and reporting of the storage, use or release of certain chemicals or hazardous substances. Numerous federal and state environmental laws regulate pipeline activities and impose liability for discharges of waste or spills, including those in coastal areas. C.J. Hughes has conducted pipeline construction in or near ecologically sensitive areas, such as wetlands and coastal environments, which are subject to additional regulatory requirements. State and Federal legislation also provide special protections to animal and marine life that could be affected by C.J. Hughes' activities. In general, under various applicable environmental programs, C.J. Hughes may potentially be subject to regulatory enforcement action in the form of injunctions, cease and desist orders and administrative, civil and criminal penalties for violations of environmental laws. C.J. Hughes may also be subject to liability for natural resource damages and other civil claims arising out of a pollution event. C.J. Hughes would be responsible for any pollution event that was caused by its actions. It has insurance that it believes is adequate to cover any such occurrences. While Nitro Electric's business is usually performed in plant type situations, there are still risks associated with environmental issues that may occur in those locations.

     Environmental regulations that affect C.J. Hughes' and Nitro Electric's customers also have an indirect impact on both companies. Increasingly stringent environmental regulation of the natural gas industry and the electrical utility companies has led to higher costs and a more lengthy permitting process.

     The primary environmental statutory and regulatory programs that affect C.J. Hughes' and Nitro Electric's operations include the following: Department of Transportation regulations, regulations set forth by agencies such and FERC and various environmental agencies including state, Federal, and local government.

     Health and Safety Matters. C.J. Hughes' and Nitro Electric's facilities and operations are also governed by various other laws and regulations, including the federal Occupational Safety and Health Act, relating to worker health and workplace safety. As an example, the Occupational Safety and Health Administration has issued the Hazard Communication Standard. This standard applies to all private-sector employers, including the natural gas exploration and producing industry. The Hazard Communication Standard requires that employers assess their chemical hazards, obtain and maintain certain written descriptions of these hazards, develop a hazard communication program and train employees to work safely with the chemicals on site. Failure to comply with the requirements of the standard may result in administrative, civil and criminal penalties. C.J. Hughes and Nitro Electric believe that appropriate precautions are taken to protect employees and others from harmful exposure to materials handled and managed at its facilities and that it operates in substantial compliance with all Occupational Safety and Health Act regulations. While it is not anticipated that C.J. Hughes or Nitro Electric will be required in the near future to make material expenditures by reason of such health and safety laws and regulations, C.J. Hughes and Nitro Electric are unable to predict the ultimate cost of compliance with these changing regulations.

Research and Development/Intellectual Property

     C.J. Hughes has not made any material expenditures for research and development. C.J. Hughes does not own any patents, trademarks or licenses.

Properties

     C.J. Hughes owns and operates its main office at 75 West Third Avenue, Huntington, West Virginia 25703. C.J. Hughes will lease temporary locations on an as-needed basis to accommodate its operations based on the projects it is working on.

Legal Proceedings

     C.J. Hughes is not a party to any legal proceedings, other than in the ordinary course of business, that if decided in a manner adverse to C.J. Hughes would be materially adverse to C.J. Hughes' financial condition or results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve known and unknown risks, uncertainties and other factors (including but not limited to those identified below and in the section "Risk Factors" herein) that are difficult to predict and may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements describe management's current expectations regarding our future plans, strategies and objectives and are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "potential" or "plan" or the negative of these words or other variations on these words or comparable terminology. Such statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, integration of our Mergers and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services. Forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in the forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, as well as risks detailed from time to time in Energy Services' Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC").

     We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we, in the future, may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

                                 USE OF PROCEEDS

     We will receive the exercise price of $5.00 per share upon exercise of any $5.00 warrants. We will use such proceeds, if any, for the satisfaction of existing obligations and for general working capital. We will not receive any of the proceeds from the sale of our common stock offered by the Selling Stockholders named in this prospectus.

                              SELLING STOCKHOLDERS

     An aggregate of up to 8,191,686 shares of our common stock will be registered for resale by the Selling Stockholders under this prospectus, including (i) 2,150,000 shares of our common stock issued to the Selling Stockholders pursuant to the Registration Rights Agreement, (ii) 2,964,763 shares of our common stock issued to the former stockholders of C.J. Hughes Construction Company, Inc. and (iii) 3,076,923 shares of our common stock issuable upon exercise of the $5.00 warrants. We are also registering for resale, 3,076,923 $5.00 warrants, from time to time by the Selling Stockholders.

All of the shares referred to above and the $5.00 warrants were issued by us pursuant to exemptions from registration under Section 4(2) of the Securities Act. The description of the $5.00 warrants is set forth in our Form S-1 filed with the SEC on April 17, 2006 and is incorporated herein by reference.

     To the extent permitted by law, the Selling Stockholders listed below may resell shares pursuant to this prospectus. We have registered the sale of the shares and warrants to permit the Selling Stockholders and their respective permitted transferees or other successors in interest that receive their shares from the Selling Stockholders after the date of this prospectus to resell the shares.

     The following table sets forth the name of the Selling Stockholders, the number of shares of our common stock beneficially owned by each of the Selling Stockholders as of December 31, 2008 and the number of shares of our common stock being offered by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their shares in this offering. All information with respect to share ownership has been furnished by the Selling Stockholders, obtained from our transfer agent and/or obtained from certain beneficial ownership filings made by the Selling Stockholders with the SEC. The "Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered in this prospectus.

                                        Number of Shares
                                          Beneficially             Number of        Shares Beneficially Owned
                                   Owned Prior to the Offering   Shares Being          After the Offering
                                                                  Offered (2)
                                  ----------------------------  -------------       --------------------------
Name of Selling Stockholder           Number      Percentage(1)                      Number       Percentage(1)
---------------------------        -----------   --------------                   ------------  --------------
Marshall T. Reynolds (3)             4,661,864        30.20      3,519,364        1,142,500            7.40
                                       289,561 (9)
Jack M. Reynolds (4)                   506,924         4.17        506,924                -            0.00

Edsel R. Burns (5)                     861,415         7.08        760,914          100,500            0.83
                                       146,490 (9)
Neal W. Scaggs (6)                     431,415         3.55        330,914          100,500            0.83
                                       146,490 (9)
Joseph L. Williams (7)                 184,424         1.52        184,424                -            0.00

Douglas Reynolds (8)                 1,284,815         7.81        949,815                -            0.00
                                       442,891 (9)
James D. Hughes                        316,908         4.08        316,908          176,000            1.46

Janice K. Main (10)                    342,647         4.78        342,647          235,750            1.95

Judith R. Austin                       316,908         4.28        316,908          201,000            1.66

David Hughes (11)                        7,324         0.12          7,324            7,750            0.06

Jeffrey H. Hughes (12)                 268,648         2.37        268,648           18,000            0.15

Dwight A. Randolph                      78,825         0.86         78,825           25,250            0.12

Dwain R. Randolph                       32,157         0.47         32,157           25,250            0.12

Philip Cline                           146,490         1.21        146,490                -            0.00

Edward Gaunch                           36,622         0.44         36,622           16,750            0.14

Robert Hooten Estate                   146,490         1.21        146,490                -            0.00

Sam Kapourales (13)                     94,774         1.74         94,774          115,550            0.95

Nester Logan (14)                       94,774         3.92         94,774          387,926            3.15

Kirby Taylor                            56,764         0.47         56,764                -            0.00

-------------------
(1) Based on 12,092,307 shares of our common stock outstanding as of December 31, 2008. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying warrants held by that person that are currently exercisable/convertible or exercisable/convertible within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership over which shares the named individuals effectively exercise sole or shared voting and instant power.
(2) Includes exercise of all outstanding warrants owned by the Selling Stockholders.
(3) Includes 3,342,303 shares underlying warrants exercisable within 60 days from the record date.
(4) Includes 76,924 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(5) Includes 76,924 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.

(6) Includes 76,924 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(7) Includes 76,924 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(8) Includes 76,924 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(9) Represents shares of the Registrant's common stock being registered for resale that have been issued to the former stockholders of C.J. Hughes Construction Company, Inc.
(10) Includes 12,000 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(11) Includes 5,500 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(12) Includes 12,000 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(13) Includes 23,550 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.
(14) Includes 215,000 shares underlying warrants exercisable within 60 days from December 31, 2008. The warrants are also being registered for sale, and will be freely tradeable prior to exercise.

     The relationship of each of the selling shareholders with Energy Services is set forth below.

     Marshal T. Reynolds has served as Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Reynolds is the father of Jack Reynolds and Douglas Reynolds.

     Jack M. Reynolds has served as President, Chief Financial Officer and a member of our Board of Directors from our inception until October 2008. Mr. Reynolds continues as a member of the Board of Directors. Mr. Reynolds is the son of Marshall Reynolds and the brother of Douglas Reynolds.

     Edsel R. Burns has been a Director since our inception and is currently President of Energy Services. Mr. Burns has been President and Chief Executive Officer of C.J. Hughes Construction Company, Inc. from September of 2002 to the present.

     Neal W. Scaggs has been a Director since our inception.

     Joseph L. Williams has been a Director since our inception.

     Douglas Reynolds is the son of Director Marshall T. Reynolds and brother of Jack M. Reynolds.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after the Company has filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

     The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus after the Company has filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under the prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares of our common stock, including the fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If the Company is notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock, if required, the Company will file a supplement to the prospectus. If the Selling Stockholders use the prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Stockholders.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The Company is currently authorized to issue 50 million shares of common stock, par value $0.0001. The Company's stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The Company's stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

                                  LEGAL MATTERS

     Luse Gorman Pomerenk & Schick, Washington, D.C., will pass upon the validity of the common stock and warrants offered pursuant to this prospectus.

                                     EXPERTS

     Castaing, Hussey & Lolan, LLC, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K as of September 30, 2007 and for the year then ended as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Arnett & Foster, P.L.L.C., independent registered public accounting firm, has audited our consolidated financial statements as of September 30, 2008 and for the year then ended, and has audited the financial statements of ST Pipeline, Inc. as of August 15, 2008 and for the period from January 1, 2008 through August 15, 2008, and as of and for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Suttle & Stalnaker, PLLC, independent public accounting firm has audited the financial statements of C.J. Hughes Construction Company, Inc., as of August 15, 2008 and December 31, 2007 and for the period of Janaury 1, 2008 through August 15, 2008 and for the year ended December 31, 2007. Our financial statements are incorporated by reference in reliance on Arnett & Foster, P.L.L.C. and Castaing, Hussey & Lolan, LLC's report, given on their authority as experts in accounting and auditing.

              CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     We have engaged Arnett & Foster, Certified Public Accountants, P.L.L.C. ("Arnett & Foster") as our new independent registered public accounting firm, effective October 1, 2008. We continued our relationship with Castaing, Hussey & Lolan LLC, CPAs ("CHL") as our independent registered public accounting firm through the preparation and filing on August 13, 2008 of the Company's Form 10-Q for the quarter period ended June 30, 2008. On October 1, 2008, the Company notified CHL that it was dismissing CHL as principal accountants.

     CHL's reports on our consolidated financial statements as of and for the years ended September 30, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Arnett & Foster has been engaged to audit our consolidated financial statements as of and for the year ending September 30, 2008. The engagement of Arnett & Foster was approved by our Audit Committee.

     In connection with the audits of the two fiscal years ended September 30, 2007 and the subsequent interim period, there were (1) no disagreements with CHL on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of CHL, would have caused them to make reference to the subject matter of the disagreements in connection with their opinion and (2) no reportable events.

     Arnett & Foster was engaged by the Company on October 1, 2008 to audit the consolidated financial statements of the Company as of and for the year ending September 30, 2008. During the period beginning October 1, 2006 through the date of this Report, the Company did not consult with Arnett & Foster regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also access filed documents at the SEC's website at www.sec.gov.

                           INCORPORATION BY REFERENCE

     We are incorporating by reference important business and financial information about us that we file with the SEC. Any information that we incorporate by reference is considered part of this prospectus. Information that we file with the SEC at a later date pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and automatically adds to, updates or supersedes the information listed below.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     o our Annual Report on Form 10-K for the year ended September 30, 2008 (File No. 001-32998);

     o our Current Reports on Form 8-K and/or 8-K/A filed with the SEC on October 3, 2008, October 8, 2008, October 23, 2008 and November 20, 2008;

     o    our Definitive Proxy Statement filed with the SEC on October 16, 2008;

     o all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; and

     o the description of our common stock contained in our registration statement on Form 8-A, as amended, filed with the SEC on August 29, 2006.

     To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

     We make available free of charge our press releases and all of the documents that we are required to file electronically with the SEC, including all amendments thereto, as soon as reasonably practical after they are electronically filed with, or furnished to, the SEC. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Energy Services of America Corporation, that file electronically with the SEC at http://www.sec.gov.

     In addition, we will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus. Requests for such documents should be addressed in writing or by telephone to: Energy Services of America Corporation, 100 Industrial Lane, Huntington, West Virginia 25702, (304) 528-2791.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby:

     SEC Registration Fee                                   $        1,384.00
     Accounting Fees and Expenses                           $       10,000.00
     Legal Fees and Expenses                                $       35,000.00
     Printing Fees and Expenses                             $        5,000.00
     Miscellaneous                                          $        5,000.00
                                                            ------------------
     Total:                                                 $       56,384.00

Item 15. Indemnification of Officers and Directors.

     Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

     Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     All of our directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 16. Exhibits.

     See the index to exhibits, which is incorporated herein by reference.

Item 17. Undertakings.

(A)  The undersigned Registrant hereby undertakes:

(1) to file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus pursuant to Rule 424(b) that is part of the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on 6h day of February, 2009.

                      ENERGY SERVICES OF AMERICA CORPORATION


                      By:      /s/ Marshall T. Reynolds
                               -------------------------------------------
                               Marshall T. Reynolds
                               Chairman of the Board and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Edsel R. Burns, as attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                          Name                                     Position                               Date
          --------------------------------------   -------------------------------------------      -----------------

 By:      /s/ Marshall T. Reynolds                 Chairman of the Board and Chief Executive         February 6, 2009
          --------------------------------------   Officer (Principal Executive Officer)
          Marshall T. Reynolds

 By:      /s/ Larry A. Blount                      Secretary, Treasurer and Chief Financial          February 6, 2009
          --------------------------------------   Officer (Principal Financial and Accounting
          Larry A. Blount                                          Officer)

 By:      /s/ Edsel R. Burns                                 President and Director                  February 6, 2009
          --------------------------------------
          Edsel R. Burns

 By:                                                               Director                          February 6, 2009
          --------------------------------------
          Jack R. Reynolds

 By:      /s/ Neal W. Scaggs                                       Director                          February 6, 2009
          --------------------------------------
          Neal W. Scaggs

 By:      /s/ Joseph L. Willilams                                  Director                          February 6, 2009
          --------------------------------------
          Joseph L. Williams

 By:                                                               Director                          February 6, 2009
          --------------------------------------
          Keith F. Molihan

 By:      /s/ Richard M. Adams, Jr.                                Director                          February 6, 2009
          --------------------------------------
          Richard M. Adams, Jr.

                                       18



 By:                                                               Director                          February 6, 2009
          --------------------------------------
          Douglas Reynolds

 By:      /s/ Eric Dosch                                           Director                          February 6, 2009
          --------------------------------------
          Eric Dosch

 By:      /s/ James Shafer                                         Director                          February 6, 2009
          --------------------------------------
          James Shafer

                               INDEX TO EXHIBITS
                               -----------------
 Exhibit No.                                                  Description
 -----------                                                  -----------

     3.1  Amended and Restated Certificate of Incorporation.*
     3.2  Bylaws.*
     3.3  Certificate   of  Amendment  to  the   Registrant's   Certificate   of
          Incorporation.*
     4.1  Specimen Unit Certificate.*
     4.2  Specimen Common Stock Certificate.*
     4.3  Specimen Warrant Certificate.*
     4.4  Form of Unit Purchase Option.*
     4.5 Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
     5    Opinion of Luse Gorman Pomerenk & Schick, P.C.
     10.1 Letter   Agreements  among  the  Registrant,   Ferris,   Baker  Watts,
          Incorporated, and Officers and Directors.*
     10.2 Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
     10.3 Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.*
     10.4 Form of Letter Agreement between Chapman Printing Co. and the Registrant regarding administrative support.*
     10.5 Advance Agreement between the Registrant and Marshall T. Reynolds, dated March 31, 2006.*
     10.6 Form of Amended Registration Rights Agreement among the Registrant and the Initial Stockholders.*
     23.1 Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinion included as Exhibit 5)
     23.2 Consent of Arnett & Foster P.L.L.C.
     23.3 Consent of Castaing, Hussey & Lolan, LLC
     23.4 Consent of Suttle & Stalnaker, PLLC

------------------------------

     * Incorporated by reference to the Registration Statement on Form S-1 of Energy Services of America Corp. (file no. 333-133111), originally filed with the Securities and Exchange Commission on April 7, 2006, as amended.
     (b)  The exhibits listed under (a)(3) above are filed herewith.

     (c)  Not applicable.